Exhibit 10.


                           Sale and Purchase Agreement
                                  (Translation)

Party A   :   IMOT Information Technology (Shengzhen) Co., Ltd. ("Anmoutong")

              Address:  10/F., Guomao Building, Renminnan Road,
                        Shenzhen City, China (Postcode 518014)

Party B   :   Shanghai Fortune Venture Limited ("Shanghai Fortune")

              Address: 9/F., #969 Zhongshaman Road,
                       Shanghai City, China (Post Code : 200011)

Party C   :   North Shanghai Branch of Shanghai  Technology Property Right
              Exchange Center ("NSB")

              Address: 9/F., #969 Zhongshaman Road, Shanghai City, China
                       (Post Code : 200011)

Party D   :   Intermost Corporation ("Intermost")

              Address: 10/F., Guomao Bldg., Remin Road South, Shenzhen, China (Post Code : 518005)

                                     WHEREAS

1. On behalf of its parent company - Intermost Corporation, (an OTCBB Listed Company), Anmoutong shall acquire shareholding of Shanghai Fortune, with the purpose to enhance development of property right transactions in Shanghai, Yangtze River Region and other places in China.

2. Shanghai Property Right Exchange Center ("Shanghai Exchange Center") is the largest organization for the exchange of property right in China. Transaction volume in 2002 was over Rmb120 billion. Shanghai Exchange center has set up an Escrow Center for the transfer of shareholding of non-listed companies in Shanghai.

3. Shanghai Fortune is a registered member of Shanghai Exchange Center. It has been granted by Shanghai Exchange Center the right to operate the business of NSB, which is similar to the business as Shanghai Exchange Center. Shanghai Fortune is entitled to 80% of the transaction fee income generated from NSB's business. Authorized business scope of Shanghai Fortune include transfer of property rights, intellectual property rights, and other services related to property right transactions.

4. Yangtze River Delta Technology and Property Right United Exchange Center ("Yangtze Exchange Center") is a property right exchange marketplace jointly set up by the property right exchange organizations in Shanghai City and 14 major cities in Jiangsu Province and Zhejiang Province.

          NOW AND THEREFORE, ALL PARTIES HAVE AGREED ON THE FOLLOWING:-

                         SECTION 1 SHAREHOLDING TRANSFER

1. Party A shall acquire from the certain shareholders of Party B, who have been authorized by the shareholders' general meeting of Party B to sell, 25% of shareholding in Party B, with consideration of Rmb600,000 (already paid) and certain shares of IMOT's common stock. The common stock of IMOT shall be valuated according to its average closing price during the 10-day period from September 22, 2003 to October 1, 2003, i.e. US$0.24 per share. Based on this valuation, Party A shall give 10 million IMOT shares for this shareholding purchase. Upon completion, Party A shall own 25% shareholding of Party B. Net asset value of Party B shall not be less than Rmb10 million.

2. Party A and Party B shall nominate directors to the board of directors of Party B and Party D respectively, subject to the respective approval by the shareholders' general meeting of Party B and Party D.

                          SECTION 2 BUSINESS OF PARTY B

All parties agree that Party B shall, besides its existing business, through Shanghai Exchange Center and Yantze Exchange Center, develop businesses of property right transfer, technology right transfer, debt transfer and copyright transfer ("business portfolio"). Upon appropriate circumstances, it shall establish other businesses as well.

                SECTION 3 WARRANTS AND REPRESENTATIONS OF PARTY A

1. Party A warrants that Party D has legal listing status on the OTCBB and its shares are trading under normal conditions. Party A warrants that the shares to be issued to Party B by Party D are legitimately issued. Party A has full legal authority to consummate this transaction.

2. Within 30 days after signing of this Agreement, Party A shall give to party B (or any party designated by Party B) the IMOT shares stipulated herein.

3. Party A warrants that after one year from the date of issuance, the IMOT shares issued to Party B can be sold or transferred in accordance with relevant U.S. securities laws and SEC regulations.

4. Party A is a legal entity duly incorporated in China and has been authorized to sign and execute this Agreement.

                SECTION 4     WARRANT AND REPRESENTATIONS OF PARTY B

1. Party B undertakes to arrange its shareholders to transfer their shareholding in Party B to Party A. Party B warrants that shareholding it transfer to Party A are validly issued and legitimately owned by the shareholders of Party B and they have full and valid power to complete this transaction. Party B warrants that Party A shall thus own corresponding ratio of ownership right in Party C.

2. Party B undertakes to complete all the legal procedures required for this transaction within 90 days after signing of this Agreement.

3. Party B warrants that for the five years after the legal procedures for this transaction have been completed, Party A shall be entitled to recieve no less than US $420,000 per annum in net income. If Party B cannot achieve this target in the first year, Party B shall return Pro-rata number of shares of IMOT to Party A. Party B undertakes to implement its Business Plan and achieve all targets stated in the Business Plan.

4. Party B shall cooperate with Party B for its audit work and shall submit to Party A its financial statements for the previous month within 10 days of each month.

5. Except for the liabilities and legal obligations already disclosed to Party A, Party B have no other liabilities or legal obligations.

6. Party B is a legitimate entity duly incorporated in China. It has obtained the power and authority to execute and implement this Agreement.

7. Party B undertakes that it has the operation and management right of NSE and has the legitimate right to enter into the transactions of the business portfolio. Party B agrees that this Agreement is set up based on and subject to this undertaking.

                          SECTION 5     SPECIAL PROVISIONS

Upon review of Shanghai Fortune's business and accounts, and after the approval by the board of directors of both parties, confirmation by attorney and completion of necessary procedures with governing authorities, this agreement shall officially come into effect. Immediately after this Agreement comes into effect, Party A shall give the IMOT shares to Party B.

                                SECTION 6     OTHERS

1. If Parties have entered into any agreements or commitment which are in conflict with the stipulations of this Agreement, this Agreement shall prevail.

2. This Agreement can only be amended, supplemented or replaced after written consent by authorized representatives of all parties.

3. Each party shall be responsible for their own respective expenses and expenditures in relation to the negotiation, preparation, execution and implementation of this Agreement.

4. This Agreement shall come into effect after signing by all Parties. Each party shall keep a signed copy of this Agreement. Any outstanding issues shall be stipulated in supplementary agreements. Any disputes which cannot be settled through consultation shall be submitted to Shanghai Arbitration Committee for arbitration.


Party A                                     Party B

/s/IMOT Information                         /s/Shanghai Fortune Venture Limited
---------------------------------           ------------------------------------
Technology (Shengzhen) Co. Ltd.

Party C                                     Party D

/s/North Shanghai Branch of                 /s/Intermost Corporation
---------------------------------           ------------------------------------
Shanghai Technology Property
Richt Exchange Center